UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2010

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Westpark Drive, Suite T-900

McLean, Virginia 22102

(Address of principal executive offices) (Zip Code)

(703) 273-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 8, 2010, Sunrise Senior Living Investments, Inc. (“SSLII”), a wholly owned subsidiary of Sunrise Senior Living, Inc. (“Sunrise”), entered into a purchase and sale agreement (the “Purchase Agreement”) with US Assisted Living Facilities III, Inc. (“Seller”), an affiliate of an institutional investor, and CNL Income Partners, LP (“CNL”), a wholly owned subsidiary of CNL Lifestyle Properties, Inc., for the sale by Seller of its ownership interest in a joint venture (the “existing joint venture”) that currently owns 29 senior living facilities (the “Facilities”), to a new joint venture, CC3 Acquisition, LLC, to be formed by SSLII and CNL for a purchase price of approximately $261 million, subject to certain adjustments depending on the timing of closing. Seller and SSLII currently hold a ninety percent (90%) and ten percent (10%) membership interest, respectively, in the existing joint venture.

On or before December 13, 2010, Sunrise will fund $4 million representing its pro-rata share of a deposit. The deposit will become non-refundable after a due diligence period in favor of CNL which expires on December 27, 2010, subject to certain exceptions. During this period, CNL has the right to terminate the Purchase Agreement for any due diligence reasons.

Under the Purchase Agreement, Sunrise has made customary representations and warranties for transactions of this type. Closing under the Purchase Agreement is expected to occur on January 3, 2011, subject to an extension under certain circumstances to January 31, 2011. The closing will be subject to customary closing conditions, including, among others, the receipt of regulatory consents.

Item 8.01.	Other Events.

SSLII, Sunrise Senior Living Management, Inc., a wholly-owned subsidiary of Sunrise (“SSLMI”) and CNL also entered into an agreement (the “Framework Agreement,”) providing for the funding of CC3 Acquisition, LLC at closing of the Purchase Agreement which will become a joint venture between SSLII and CNL (the “new joint venture”). Pursuant to the Framework Agreement and through a series of related transactions, Sunrise will contribute its interest in the existing joint venture (valued at approximately $82 million) along with other transactional and closing costs and its allocable share of the anticipated loan proceeds from new debt financing, which is expected to total approximately $435 million, to the new joint venture for its approximately forty percent (40%) membership interest. CNL will acquire up to sixty percent (60%) of the membership interests in the new joint venture for an equity contribution of approximately $115 million, along with other transactional and closing costs, and its pro rata share of the loan proceeds.

Following closing, the Facilities will continue to be managed by SSLMI under new management agreements. Each of Sunrise and CNL has also agreed to fund its respective allocable share of up to $15 million of agreed upon capital improvements at the Facilities. In addition, the Framework Agreement will provide for additional rights and obligations of SSLII and CNL in the new joint venture.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: December 10, 2010	By:	/s/ Mark S. Ordan
Name: Mark S. Ordan
Title: Chief Executive Officer